[graphic]PENNSYLVANIA DEPARTMENT OF STATE

BUREAU OF CORPORATIONS AND CHARITABLE ORGANIZATIONS

Return document by mail to:	Statement with Respect to Shares
Name	Domestic Business Corporation
DSCB:15-1522 (rev. 7/2015)
Address	*1522 *
City State Zip Code
Return document by email to:	1522

Read all instructions prior to completing. This form may be submitted online at https://www.corporations.pa.gov/.

Fee: $70

[graphic]In compliance with the requirements of 15 Pa.C.S. § 1522(b) (relating to statement with respect to shares), the undersigned corporation, desiring to state the designation and voting rights, preferences, limitations, and special rights, if any, of a class or series of its shares, hereby states that:

[graphic][graphic][graphic][graphic]DSCB:15-1522-2

EXHIBIT A

ESCALON MEDICAL CORP.

SERIES A CONVERTIBLE PREFERRED STOCK TERMS

WHEREAS, the Board of Directors of Escalon Medical Corporation (the “Corporation”) declares it advisable to create a series of convertible preferred stock; now, therefore, it is

RESOLVED, that pursuant to the authority conferred upon the Board of Directors of the Corporation by Article 4 of the Articles of Incorporation, the Board of Directors does hereby establish and designate and provide for the issuance of a series of preferred stock designated “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”), consisting of 2,000,000 shares, $.0001 par value, and does hereby fix and determine the relative rights, powers and preferences thereof to be as set forth below; and

FURTHER RESOLVED, that the proper officers of the Company are hereby authorized to execute and file the Statement with Respect to Shares of the Series A Preferred Stock with the Secretary of State of Commonwealth of Pennsylvania; and

FURTHER RESOLVED, that the form of stock certificate labeled “Specimen” is hereby accepted as the form of stock certificate for the Series A Preferred Stock; and

FURTHER RESOLVED, that the relative rights, powers and preferences of the Series A Preferred Stock are as follows:

1. Number of Shares. The Series A Preferred Stock shall consist of 2,000,000 shares.

2. Voting. Except as may be otherwise provided in these Articles of Incorporation or by law, the Series A Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the shareholders of the Corporation, including, but not limited to, actions amending the Articles of Incorporation of the Corporation to increase the number of authorized shares of Common Stock. Each share of Series A Preferred Stock shall entitle the holder thereof to 13 votes per share on each action on which such holder votes, subject to equitable adjustment in the event of any stock dividend, stock split, combination or other similar event of the Common Stock or the Series A Preferred Stock.

3. Dividends.

(a) Cumulative Dividends. Each outstanding share of the Series A Preferred Stock shall accrue dividends calculated cumulatively at the annual rate of $.0258 per share (such amount subject to equitable adjustment in the event of any stock dividend, stock split, combination, reclassification other similar event), payable upon the earlier of (i) a liquidation, dissolution or winding up of the Corporation as provided in Section 4 hereof or (ii) conversion of the Series A Preferred Stock into Common Stock. Upon either of such events, all such accrued and unpaid dividends, whether or not earned or declared, to and until the date of such event, shall become immediately due and payable and shall be paid in full. The dividends payable to the holders of Series A Preferred Stock shall be payable in cash or, at the election of any such holder, in a number of additional shares of Common Stock equal to the amount of the dividend expressed in dollars divided by the then applicable Conversion Ratio.

(b) Participating Dividends. The holders of the Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at the same rate as dividends (other than dividends paid in additional shares of Common Stock) are paid with respect to the Common Stock (treating each share of Series A Preferred Stock as being equal to the number of shares of Common Stock (including fractions of a share) into which such share of Series A Preferred Stock is then convertible).

4. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled, before any distribution or payment is made upon any stock ranking on liquidation junior to the Series A Preferred Stock, to be paid an amount equal to the greater of (i) $.3225 per share plus, in the case of each share, an amount equal to any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had each such share been converted into Common Stock pursuant to Section 6 immediately prior to such liquidation, dissolution or winding up, and the holders of Series A Preferred Stock shall not be entitled to any further payment, such amount payable with respect to one share of Series A Preferred Stock being sometimes referred to as the “Liquidation Preference Payment” and with respect to all shares of Series A Preferred Stock being sometimes referred to as the “Liquidation Preference Payments.” If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of the Series A Preferred Stock shall be insufficient to permit payment to the holders of the Series A Preferred Stock of the full amount distributable as aforesaid, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of the Series A Preferred Stock based on the portion of the Liquidation Preference Payments each such holder is otherwise entitled to receive. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Series A Preferred Stock shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation may be distributed to the holders of stock ranking on liquidation junior to the Series A Preferred Stock. For the purposes hereof, the Common Stock shall rank on liquidation junior to the Series A Preferred Stock. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Preference Payment and the place where the Liquidation Preference Payments shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by electronic delivery, not less than 20 days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock, such notice to be addressed to each such holder at such holder’s address as shown by the records of the Corporation. The consolidation or merger of the Corporation into or with any other entity or entities that results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (except for a merger solely to effect a reincorporation of the Corporation in another state), and the sale, lease, abandonment, transfer or other disposition by the Corporation of all or substantially all its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Section 4, unless the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock, voting separately as a class elect otherwise. In connection with any such transaction contemplated by the preceding sentence, all consideration payable to the shareholders of the Corporation, in connection with a merger or consolidation, or all consideration payable to the Corporation, together with all other available assets of the Corporation (net of obligations owed by the Corporation), in the case of an asset sale, shall be paid to and deemed (to the fullest extent permitted by law) distributed (in the case of a merger or consolidation) or available for distribution and payment as provided herein (in the case of a sale of assets), as applicable, to the holders of capital stock of the Corporation in accordance with the preference and priorities set forth in this Section 4, with such preferences and priorities specifically intended to be applicable in any such merger, consolidation or sale transaction as if the same were a liquidation, dissolution or winding up. If applicable, the Corporation shall either (i) cause the agreement and plan of merger or consolidation to provide as a consequence of such merger or consolidation for the conversion of the Series A Preferred Stock into the right to receive an amount (either in cash, or, at the option of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock in the case of a merger or consolidation for stock, stock of the surviving corporation) equal to the applicable amount payable under this Section 4 or (ii) immediately concurrent with the consummation of the sale of all or substantially all of the assets of the Corporation, cause the redemption of all outstanding shares of the Series A Preferred Stock for an amount either in cash or, at the option of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock in the case of a sale of assets for stock, stock of the surviving corporation equal to the applicable amount payable under this Section 4. In the event of the foregoing redemption, (i) the Corporation shall revalue its assets and liabilities to the fullest extent permitted by law to determine lawfully available funds for such redemption, and (ii) if the Corporation shall not have such funds available to redeem all such shares, the Corporation shall redeem such shares ratably in proportion to the amount payable to the holders thereof under this Section 4, to the fullest extent of available funds as the same become available.

5. Restrictions. At any time when shares of Series A Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Articles of Incorporation, and in addition to any other vote required by law or the Articles of Incorporation, without the approval of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, the Corporation will not:

(a) Consent to any reorganization, liquidation, dissolution, sale, abandonment, transfer, lease, license or any other disposition of all or substantially all of its technology, properties or assets, winding up of the Corporation or merger or consolidation with or into, or permit any subsidiary to merge or consolidate with or into, any other corporation, corporations, entity or entities, unless, in connection therewith, the holders of the Series A Preferred Stock would receive an amount in cash per share that would represent not less than the Liquidation Preference Payments.

(b) Amend, alter or change the designations or the powers, preferences or rights, privileges or the restrictions of the Series A Preferred Stock (whether by merger, consolidation, or otherwise), either on an absolute basis or relative to any other class or series of stock.

(c) Amend, alter, change or repeal any provisions of, or add any provisions to, the Articles of Incorporation or Bylaws of the Corporation.

(d) Purchase or redeem, or set aside any sums for the purchase or redemption of, or pay any dividend or make any distribution on, any shares of stock, except for (i) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, (ii) repurchases of shares of capital stock from former employees of the Corporation who acquired such shares directly from the Corporation, if each such purchase is made pursuant to contractual rights held by the Corporation relating to the termination of employment of such former employee and the purchase price does not exceed the original issue price paid by such former employee to the Corporation for such shares, or (iii) redemption of the Series A Preferred Stock as required by the Articles of Incorporation.

(e) Issue any additional shares of Series A Preferred Stock.

6. Conversion. The holders of shares of the Series A Preferred Stock shall have the following conversion rights:

(a) Right to Convert. Subject to the terms and conditions of this Section 6, the holder of any share or shares of the Series A Preferred Stock shall have the right, at its option at any time, to convert each such share of Series A Preferred Stock (except that, upon any liquidation of the Corporation, the right of conversion shall terminate at the close of business on the business day fixed for payment of the amounts distributable on the Series A Preferred Stock) into 2.15 shares of Common Stock (the “Conversion Ratio”). The initial “Conversion Ratio” for the Series A Preferred Stock shall be adjusted pursuant to Sections 6(d) and 6(e). Such rights of conversion shall be exercised by the holder by giving written notice that the holder elects to convert a stated number of shares of Series A Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series A Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

(b) Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in Section 6(a) and surrender of the certificate or certificates for the share or shares of Series A Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Ratio shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series A Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

(c) Fractional Shares; Partial Conversion. No fractional shares shall be issued upon conversion of Series A Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. In case the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered pursuant to Section 6(a) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered that are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 6(c), be delivered upon such conversion, and based upon the aggregate number of shares of Series A Preferred Stock surrendered by any one holder, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series A Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation.

(d) Subdivision or Combination of Common Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Ratio in effect immediately prior to such subdivision shall be proportionately increased, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Ratio in effect immediately prior to such combination shall be proportionately reduced.

(e) Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series A Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series A Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Ratio) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

(f) Notice of Adjustment. Upon any adjustment of the Conversion Ratio, then and in each such case the Corporation shall give written notice thereof, by delivery in person, certified or registered mail, return receipt requested, or electronic mail, addressed to each holder of shares of the Series A Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Ratio resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

(i) Other Notices. In case at any time:

(A) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

(B) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

(C) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into another entity or entities, or a sale, lease, license, abandonment, transfer or other disposition of all or substantially all its assets; or

(D) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by certified or registered mail, postage prepaid, return receipt requested, or electronic mail, addressed to each holder of any shares of Series A Preferred Stock at the address of such holder as shown on the books of the Corporation, (x) at least 20 days’ prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up and (y) in the case of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, at least 20 days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (x) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (y) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, as the case may be.

(g) Stock To Be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be required to assure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Ratio in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action that results in any adjustment of the Conversion Ratio if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series A Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Articles of Incorporation.

(h) No Reissuance of Series A Preferred Stock. Shares of Series A Preferred Stock that are converted into shares of Common Stock as provided herein shall not be reissued.

(i) Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof; provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Preferred Stock that is being converted.

(j) Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock in any manner that interferes with the timely conversion of such Series A Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

(k) Definition of Common Stock. As used in this Section 6, the term “Common Stock” shall mean and include the Corporation’s authorized Common Stock, $0.001 par value, as constituted on the date of filing of these terms of the Series A Preferred Stock, and shall also include any capital stock of any class of the Corporation thereafter authorized that shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Series A Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in Section 6(e).

7. Amendments. No provision of these terms of the Series A Preferred Stock may be amended (whether by merger, consolidation or otherwise), modified or waived without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock.